UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 1, 2004

Remote Knowledge, Inc.

(Exact name of Registrant as specified in its charter)

Colorado	333-106247	74-1664837
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

16360 Park Ten Place, Suite 200, Houston, Texas	77084
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 599-4800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sale of Equities Securities.

On September 1, 2004, Remote Knowledge, Inc. announced that it had completed the sale of 6,000 shares of its Series B Preferred stock plus warrants to purchase up to an additional 24,000,000 shares of Common stock at a purchase price of $.75 per share. The warrants expire on August 30, 2011. As part of this agreement, a prior commitment to purchase 5,150 shares of our Series B Preferred stock was cancelled since the commitment to purchase the prior subscribed for shares was dependent on mileposts which had not been reached in a timely fashion. Of these securities, 1,250 shares of the Preferred stock and warrants to purchase 5,000,000 shares of our Common stock at $.75 per share were paid for at the initial closing. (Initial proceeds totaling $1,250,000.) A second closing to acquire an additional 2,500 shares of the Series B Preferred stock ($2,500,000) with warrants to purchase an additional 10,000,000 shares of Common stock at $.75 per share will occur once the Company has confirmed total sales of not less than 100 units of the Company’s RK 3000 system. The final closing for the balance of 2,250 Preferred shares and 9,000,000 warrants will occur at such time as the Company can confirm the sale of an additional 300 RK 3000 units for a total of 400 Unit sales. Should either of these two mileposts not be accomplished prior to March 31, 2005, the subscribers obligation to close shall expire. Each share of Series B Preferred converts to 1,334 shares of Common stock. The Designation of the Rights and Preferences of our Series B Convertible Preferred stock was previously filed and the Warrant Agreement is filed with this report.

Item 5.01. Changes in Control of Registrant.

As a result of the receipt of subscription agreements as set forth in Item 3.02 above, Dan Granader, his father, Harry Granader and brothers, Alan and Neil Granader, effectively gained control of the Registrant. Based solely on the securities currently issued and outstanding after the tranch which has been closed, the above referenced Granader family members would own 29.8% of the fully diluted Common shares assuming the conversion and exercise of all of their securities. Should the Granaders convert all of their existing Preferred shares and exercise the warrants owned by them and no other security holders of the Company convert their positions, the Granaders would control approximately 44.5% of the Common stock and voting power of the Company. Assuming the full subscription as described in Item 3.02 above, this control position increases to 56.5% percent assuming full dilution and 69.9% if only the Granader family fully converts and exercises their securities position. To the best of the Registrant’s knowledge, there is no voting or other controlling shareholder agreement amongst the Granader family, however, the family does tend to act in concert.

Dan Granader is a director-elect and is expected to formally accept his position as a director at the Company’s next scheduled board of directors meeting, presently scheduled for September 15, 2004. The Granader family acquired the securities using their personal funds.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

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Exhibit 4.1. Designation of Rights and Preferences of Series B Convertible Preferred Shares (incorporated by reference to Exhibit 10.2 to 8-K filed for Event reported April 1, 2004 (File No. 333-106247).

Exhibit 4.2. Warrant**

Exhibit 10.1. Series B Subscription Agreement**

Exhibit 99.1 Press Release dated September 1, 2004**

**	Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Remote Knowledge, Inc.
(Registrant)

	By:	/s/ Henry Houston
September 3, 2004		D. Henry Houston, Chief Financial
Officer

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